Exhibit 99.1

Catalyst Pharmaceuticals Appoints Dr. Gary Ingenito as Chief Medical Officer

CORAL GABLES, Fla., June 30, 2015 (GLOBE NEWSWIRE) — Catalyst Pharmaceuticals, Inc. (Nasdaq:CPRX), a biopharmaceutical company focused on developing and commercializing innovative therapies for people with rare debilitating diseases, today announced the appointment of Gary Ingenito, M.D., Ph.D, as Chief Medical Officer. Dr. Ingenito has more than 25 years of experience leading pharmaceutical development for drugs and biologics. In this new role, he will oversee all clinical development programs, medical affairs, regulatory and other related functions. Dr. Ingenito will report to Dr. Steven Miller, Catalyst’s Chief Operating Officer and Chief Scientific Officer. Following Dr. Ingenito’s joining Catalyst, the current Chief Medical Officer, Charles Gorodetzky, M.D., Ph.D, will continue to serve as a consultant to the company.

“I am pleased to welcome Gary to our team. Gary brings broad experience in leading successful development efforts for medicines across various disease states within both biotech and big pharma. Gary is the perfect fit for Catalyst as our product development programs continue to advance. As we near our NDA submission for Firdapse®, we look forward to Gary’s contributions to expanding the use of Firdapse® for other indications, furthering the development of CPP-115, and potentially expanding our development pipeline to include new drugs for other rare diseases.” said Patrick J. McEnany, Chief Executive Officer of Catalyst. He continued “I would also like to thank Chuck Gorodetzky for his significant contributions to Catalyst over the past 10 years and for his commitment to bringing new therapies to people suffering from unmet medical needs.”

Prior to joining Catalyst, Dr. Ingenito spent more than 25 years in the field of pharmaceutical development; including drugs, biologics, and combination products. During this time, Dr. Ingenito has held executive responsibilities for clinical research, regulatory, drug safety, and medical affairs at pharmaceutical companies and contract research organizations. Dr. Ingenito initially joined Sandoz Pharmaceuticals in the neuroendocrine group and progressed to become head of medical affairs. He spent 8 years at Otsuka Pharmaceuticals, overseeing the approval of anti-infective, cardiovascular, and central nervous system products. Dr. Ingenito has also held positions at Corning-Besselaar, SFBC International, Angiotech Pharmaceuticals, Biotest Pharmaceuticals, and, most recently at Boehringer-Ingelheim Pharmaceuticals, where he served as head of regulatory affairs North America for biosimilars. After obtaining his bachelor of arts degree from The Johns Hopkins University, Dr. Ingenito earned his medical degree at Jefferson Medical College, and a doctor of philosophy degree from Thomas Jefferson University. He completed a post-graduate residency in neurology at the University of Miami, Jackson Memorial Hospital.

“This is an exciting time to be joining Catalyst as its Chief Medical Officer. As Catalyst’s first commercial drug, Firdapse®, approaches NDA filing, there will be a number of new systems, procedures, and activities that will be integral to a successful NDA review and product launch, and I look forward to contributing to them.” said Dr. Ingenito. He continued, “I look forward to working with the Catalyst team to help build a successful biopharmaceutical drug company.”

About Catalyst Pharmaceuticals

Catalyst Pharmaceuticals is a biopharmaceutical company focused on developing and commercializing innovative therapies for people with rare debilitating diseases, including Lambert-Eaton myasthenic syndrome (LEMS), congenital myasthenic syndromes (CMS), infantile spasms, and Tourette’s Disorder. Catalyst’s lead candidate, Firdapse® for the treatment of LEMS, recently completed testing in a global, multi-center, pivotal Phase 3 trial resulting in positive top-line data. Firdapse® for the treatment of LEMS has received Breakthrough Therapy Designation from the U.S. Food and Drug Administration (FDA) and orphan drug designation for CMS. Firdapse® is the first and only European approved drug for symptomatic treatment in adults with LEMS.

Catalyst is also developing CPP-115 to treat infantile spasms, epilepsy and other neurological conditions associated with reduced GABAergic signaling, like post-traumatic stress disorder and Tourette’s Disorder. CPP-115 has been granted U.S. orphan drug designation for the treatment of infantile spasms by the FDA and has been granted E.U. orphan medicinal product designation for the treatment of West Syndrome by the European Commission.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Catalyst’s actual results in future periods to differ materially from forecasted results. A number of factors, including whether the receipt of breakthrough therapy designation for Firdapse® will expedite the development and review of Firdapse® by the FDA or the likelihood that the product will be found to be safe and effective, what clinical trials and studies will be required before Catalyst can submit an NDA for Firdapse® for the treatment of CMS and whether any such required clinical trials and studies will be successful, whether an NDA for Firdapse® will ever be accepted for filing by the FDA, the timing of any such NDA filing or acceptance, whether Catalyst will be the first company to receive approval for amifampridine (3,4-DAP), giving it 7-year marketing exclusivity for its product, whether CPP-115 will be determined to be safe for humans, whether CPP-115 will be determined to be effective for the treatment of infantile spasm, post-traumatic stress disorder, Tourette’s Disorder or any other indications, whether any of Catalyst’s product candidates will ever be approved for commercialization or successfully commercialized, and those other factors described in Catalyst’s Annual Report on Form 10-K for the fiscal year 2014 and its other filings with the U.S. Securities and Exchange Commission (SEC), could adversely affect Catalyst. Copies of Catalyst’s filings with the SEC are available from the SEC, may be found on Catalyst’s website or may be obtained upon request from Catalyst. Catalyst does not undertake any obligation to update the information contained herein, which speaks only as of this date.

Investor Contact Brian Korb The Trout Group LLC (646) 378-2923 bkorb@troutgroup.com	Company Contact Patrick J. McEnany Catalyst Pharmaceuticals Chief Executive Officer (305) 529-2522 pmcenany@catalystpharma.com

Media Contacts
David Schull
Matt Middleman, M.D.
Russo Partners
(212) 845-4271
(212) 845-4272 david.schull@russopartnersllc.com matt.middleman@russopartnersllc.com

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